Exhibit 99.4

LINEAGE CELL THERAPEUTICS, INC.

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

2021 EQUITY INCENTIVE PLAN

Lineage Cell Therapeutics, Inc., a California corporation (the “Company”), has granted to the participant listed below (“Participant”) the restricted stock units (the “RSUs”) described in this Restricted Stock Unit Award Grant Notice (this “Notice”), subject to the terms of the Lineage Cell Therapeutics, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Award Agreement attached as Exhibit A hereto (the “Agreement,” and, together with this Notice and the Plan, the “RSU Documents”), both of which are incorporated into this Notice by reference. Capitalized terms not defined in this Notice or the Agreement have the meanings given to them in the Plan.

Participant:
Grant Date:
Number of RSUs:
Vesting Schedule:
Other Terms:

By accepting the RSUs, Participant agrees to be bound by the terms of the RSU Documents. Participant has reviewed the RSU Documents in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice, and fully understands all provisions of the RSU Documents. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator (defined below) regarding any questions arising under the RSU Documents. “Administrator” means the Board or a Committee of the Board to the extent the Board’s powers or authority under the Plan have been delegated to such Committee pursuant to the Plan. This Notice and the Agreement supersede any previous documentation provided to Participant with respect to the RSUs, including any prior Award Agreement entered into between the Company and Participant.

Lineage Cell Therapeutics, Inc.	Participant

By:	By:
Name:	Name:
Title:

EXHIBIT A

RESTRICTED STOCK UNIT AWARD AGREEMENT

Capitalized terms not defined in this Restricted Stock Unit Award Agreement (this “Agreement”) have the meanings specified in the Restricted Stock Unit Award Grant Notice (the “Notice”) or, if not defined in the Notice, in the Plan.

1. General

(a) Grant of RSUs. The Company has granted the RSUs to Participant effective as of the grant date set forth in the Notice (the “Grant Date”). Each RSU represents the right to receive one common share of the Company (a “Share”) as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the RSUs vest. Prior to settlement, the RSUs represent an unsecured Company obligation payable only from the Company’s general assets.

(b) Incorporation of Terms of Plan. The RSUs are subject to the terms of this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the Plan will control.

2. Vesting, Forfeiture, and Settlement

(a) Vesting; Forfeiture. The RSUs will vest according to the vesting schedule in the Notice; provided that any fraction of an RSU will accumulate and vest only when a whole RSU has accumulated. Notwithstanding anything in the RSU Documents, except as set forth in the Notice, a separate agreement between Participant and the Company or as determined by the Administrator, any unvested RSUs will immediately and automatically be cancelled and forfeited on the date of termination of Participant’s Continuous Service (“Termination of Service”) for any reason.

(b) Settlement. RSUs will be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event more than 60 days following the RSU’s vesting date unless otherwise provided in the Notice. Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate applicable law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A of the Code.

3. Taxation and Tax Withholding

(a) Representation. Participant represents that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

(b) Tax Withholding.

(i) The Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award (including the RSUs) in satisfaction of any applicable withholding tax obligations. The number of Shares withheld shall be limited to the number of Shares which have a Fair Market Value on the date of withholding no greater than the aggregate amount of liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local, and foreign income tax and payroll tax purposes that are applicable to such taxable income (or such other amount as may be permitted while still avoiding classification of this Award as a liability for financial accounting purposes).

(ii) Participant acknowledges that Participant is liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting, or payment of the RSUs or the subsequent sale of Shares. The Company and its Affiliates are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.

4. Other Provisions

(a) Adjustments. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification, and termination in certain events as provided in this Agreement and the Plan.

(b) Notices. Any notice to be given under this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address. Any notice to be given under this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address or email address. Either party may designate a different address or email address for notices to be given to that party by providing notice to the other party of such change pursuant to this Section 4(b). Any notice will be deemed duly given when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, or when delivered by a nationally recognized express shipping company. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs or participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. By accepting the RSUs, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(c) Titles. Titles are provided herein for convenience only and do not serve as a basis for interpretation or construction of this Agreement.

(d) Conformity to Securities Laws. Participant acknowledges that each RSU Document is intended to conform to all applicable laws and, to the extent applicable laws permit, will be deemed amended as necessary to conform to applicable laws.

(e) Successors and Assigns. The Company may assign any of its rights under this Agreement to one or more assignees, and this Agreement will inure to the benefit of the Company’s successors and assigns. Subject to any transfer restrictions in this Agreement or the Plan, this Agreement will be binding on and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties hereto.

(f) Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, each RSU Document will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent applicable laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

(g) Entire Agreement. The RSU Documents constitute the entire agreement of the parties and supersede all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

(h) Agreement Severable. If any provision of the Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Notice or this Agreement.

(i) Limitation on Participant’s Rights. Participation in the Plan provides no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms hereof.

(j) Not a Contract of Employment. Nothing in the RSU Documents: (i) provides Participant any right to continued employment or service with the Company or any Affiliate; or (ii) interferes with or restricts in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the employment or services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and Participant.

(k) Counterparts. The Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which will be deemed an original and all of which together will constitute one instrument.

(l) Governing Law. This Agreement is governed by and construed under the laws of the state of California, without regard to conflict of law provisions.

(m) Section 409A. This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulations Section 1.409A-1(b)(4). However, if (i) this Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A of the Code, (ii) Participant is deemed by the Company at the time of Participant’s “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) without regard to any alternative definition thereunder) to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and (iii) any of the payments set forth herein are issuable upon such separation from service, then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments will not be provided to Participant prior to the earliest of (a) the date that is six months and one day after the date of such separation from service, (b) the date of Participant’s death, or (c) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4(m) will be paid in a lump sum to Participant, and any remaining payments due will be paid as otherwise provided herein. Each installment of RSUs that vests under this Award is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2).